CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, February 26, 2020

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Highlights:

•	Revenue growth of 4%, operating profit growth of 46%, and growth in net income from continuing operations of 53% in Q4 2019 compared to Q4 2018

•	Diluted EPS from continuing operations was $1.43 in Q4 2019 compared to $0.93 in Q4 2018

•	Company returned $10.9 million to shareholders in 2019, including $4.9 million in dividends and $6.0 million in share repurchases

•	Kitchen Collection completed the closure of all of its retail stores by the end of 2019 and its results are reported as discontinued operations for all periods

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the fourth quarter and full year 2019. Kitchen Collection completed the closure of its retail operations by December 31, 2019 and its results are reported as discontinued operations in all periods presented.

Fourth Quarter 2019 Compared to Fourth Quarter 2018 - Continuing Operations
Revenue grew 4.1% to $207.1 million compared to $199.0 million, as a result of increased U.S. Consumer and International Consumer sales, partially offset by a modest decrease in Global Commercial sales. Continued progress with the Company's strategic growth initiatives led to a significant increase in ecommerce sales and sales of the Company's premium, or "Only-the-Best", products also grew. U.S. small kitchen appliance industry market sales grew in low single digits, while the mass segment, in which the Hamilton Beach and Proctor Silex brands compete, declined moderately, and the smaller premium segment increased. While the Company was pleased that its results outpaced the industry, its revenue growth was not as robust as expected due to the ongoing adverse impact of tariffs. Growth was further dampened by the compressed holiday selling season that resulted from a late Thanksgiving. Despite strong pre-season retailer promotions, the late holiday ultimately delayed industry and Company peak sales by several weeks with the result that retailer reorders anticipated by the Company did not materialize. The shortened season also reduced store traffic for many retailers, resulting in softer-than-expected sales. The Company's Global Commercial revenue decline was primarily due to the adverse impact of tariffs on sales to the U.S. food service and hospitality industries.
Operating profit increased 45.5% to $25.5 million compared to $17.5 million. Gross profit increased 8.1% to $44.9 million, or 21.7% of revenue, compared to $41.6 million, or 20.9%. The improvements in gross profit and gross profit margin were primarily due to the higher sales volume and the sale of higher priced, higher margin products. Selling, general and administrative expenses decreased 19.5% to $19.1 million compared to $23.7 million, primarily due to lower advertising and promotion expenses and decreased environmental expense.
Net income from continuing operations increased 53.2% to $19.4 million, or $1.43 per diluted share, compared to $12.7 million, or $0.93 per diluted share.

Full Year 2019 Compared to Full Year 2018 - Continuing Operations
Revenue for the full year decreased 2.7% to $612.8 million compared to $629.7 million, due to lower volume across all markets. Continued progress with the Company's strategic growth initiatives helped increase global ecommerce sales by 27% and sales of the Company's Only-the-Best products grew 7.4%. Lower U.S. Consumer revenue was attributable to the adverse impact of tariffs, fewer low-margin placements in the dollar store and warehouse club channels, and ongoing reduced foot traffic at certain retailers. Lower International Consumer revenue was due to softness in all markets. Lower Global Commercial revenue was due to the adverse impact of tariffs and demand softness in the U.S. food service and hospitality industries.
    Operating profit decreased 3.4% to $36.9 million compared to $38.2 million. Gross profit decreased 5.8% to $129.5 million, or 21.1% of revenue, compared to $137.5 million, or 21.8%, primarily due to the lower sales volume, increased inbound freight expenses and unfavorable foreign currency movements. Selling, general and administrative expenses decreased 6.8% to $91.3 million compared to $98.0 million. The decrease was primarily attributable to lower environmental, advertising, and employee related expenses, partially offset by a one-time charge for a contingent loss related to patent litigation.
Income tax expense on income from continuing operations of $34.4 million was $9.3 million, an effective tax rate of 27.1%. Income tax expense included $2.0 million of deferred tax expense related to a change in judgment regarding valuation allowances recorded against certain deferred tax assets of Kitchen Collection.
Net income from continuing operations was $25.1 million, or $1.83 per diluted share, compared to $27.1 million, or $1.98 per diluted share.

Discontinued Operations
Loss from discontinued operations, net of tax, was $28.6 million in 2019 compared to a loss of $5.4 million in 2018. The 2019 amount included $15.2 million for the estimated costs to terminate lease agreements as a result of the decision to wind down the Kitchen Collection business. All obligations under the Kitchen Collection revolving line of credit facility were paid in full in accordance with a Forbearance Agreement with the lender and the facility was terminated on December 3, 2019. The Company expects the wind down of Kitchen Collection to continue through the first half of 2020 to facilitate the settlement of remaining liabilities. As of December 31, 2019, Kitchen Collection's current liabilities exceeded its current assets by $24.3 million. The Company expects that once available assets are paid out, remaining liabilities will be reversed and reflected as income from discontinued operations, likely in the last half of 2020. Neither Hamilton Beach Brands Holding Company nor Hamilton Beach Brands, Inc. have guaranteed any of the obligations of Kitchen Collection.

Cash Flow and Debt - Continuing Operations
Cash provided by operating activities was $0.2 million in 2019 compared to $17.3 million in 2018. While inventory decreased $13.8 million, trade receivables increased $25.6 million as a result of the late order pattern in the holiday selling season, which shifted the timing of collection of a larger amount of receivables into the first quarter of 2020. Capital expenditures decreased to $4.1 million in 2019 compared to $7.8 million in 2018, reflecting the Company's lower spending for ERP software. Use of cash before financing activities was $3.9 million in 2019 compared to cash provided before financing activities of $9.6 million in 2018. Cash on hand for Hamilton Beach Brands was $2.1 million as of December 31, 2019 compared to $4.4 million as of December 31, 2018. Debt at December 31, 2019 was $58.5 million compared to $46.6 million at December 31, 2018.

Dividend and Share Repurchases
In May 2018, the Company approved a stock repurchase program for the purchase of up to $25.0 million of the Company's outstanding Class A Common Stock through December 31, 2019. As of December 31, 2019, the Company repurchased 364,893 shares for an aggregate purchase price of $6.0 million. On November 5, 2019, the Company's Board adopted a new stock repurchase program for the purchase of up to $25.0 million of the Company's outstanding Class A Common starting January 1, 2020 and ending December 31, 2021. On May 7, 2019, the Board approved a 6.0% increase in the Company’s regular quarterly cash dividend, raising the quarterly amount from $0.085 per share to $0.09 per share. For the year 2019, the Company paid $4.9 million in dividends.

Outlook for 2020

Following the closure of Kitchen Collection's retail operations at the end of 2019, the Company entered 2020 with a focus on Hamilton Beach Brands' strategic priorities of revenue growth, margin expansion and strong cash flow generation. Hamilton Beach Brands will continue to implement its Strategic Initiatives, which are designed to gain long-term profitable growth and increase shareholder value. Please see the Investor Perspective below for more information about the Company's Strategic Initiatives and long-term growth plan.
Hamilton Beach Brands business is seasonal with a majority of its revenue and operating profit earned in the second half of the year when sales of small kitchen appliances to retailers and consumers increase significantly to prepare for the fall holiday selling season. For the past five years, on average, 60% of revenue and 85% of operating profit have been earned in the second half of the year. However, consumer confidence in the economy, household finances, trends in spending levels and retail industry fundamentals will ultimately determine the results of the holiday selling season.
As retailers firm up their commitments for the fall holiday selling season, the Company's outlook will be updated as appropriate. Based on known placements and current market trends, the Company expects revenue to grow modestly in 2020 compared to 2019 and outpace the industry, which is expected to be relatively flat overall. Hamilton Beach Brands expects growth in all markets, including U.S. Consumer, International Consumer and Global Commercial. The ecommerce channel and Only-the-Best products also are expected to continue to grow. Operating profit, given currently known retailer plans, is expected to be in the range of flat to a modest increase compared to 2019. As second half placement clarity increases, the outlook will be updated. The Company expects modest gross margin expansion as it continues to focus on the sale of higher priced, higher margin products; however, certain one-time decreases in selling, general administrative expenses in 2019 will not repeat in 2020. Cash flow before financing activities is expected to increase significantly in 2020 as the Company moves toward its goal of exceeding $20 million. Cash flow in 2020 will benefit from inventory levels more in line with historical levels and the carryover into 2020 of significant trade receivables, which are expected to be collected in the first quarter. Planned capital expenditures in 2020 are $5.2 million. The effective tax rate in 2020 is expected to be approximately 25%. This outlook is based on the Company's current understanding of the impact of the coronavirus on its suppliers in China, and if the situation changes, the outlook could change.

Investor Perspective

Hamilton Beach Brands Holding Company (HBBHC) is committed to building long-term shareholder value. This Investor Perspective is designed to assist investors in understanding the Company’s long-term objectives, over the next three to five years, the Strategic Initiatives that have been implemented to achieve them, the momentum that has been built and continues to build, and anticipated future achievements. HBBHC believes that growth opportunities for Hamilton Beach Brands (HBB) are significant over time.
    The history of HBB dates back to 1904. Since that time, HBB has been a leading innovator and provider of small kitchen appliances for consumer and commercial uses. Today, HBB provides a comprehensive offering of iconic consumer brands, ranging from value to luxury, across a wide range of price points and product categories. HBB’s consumer business has historically been focused on North America and more recently has expanded into Latin America, South America, China and India. HBB has a strong presence in all of the retail channels where consumers want to buy small kitchen appliances, including ecommerce. In 2019, the Hamilton Beach® brand continued to hold the number one position in the U.S. small kitchen appliance industry for brand units sold in both the brick-and-mortar and ecommerce channels. HBB’s strategically important Global Commercial business is a leading small appliance participant globally, serving food service and hospitality customers around the world.
Innovation and new product development are deeply ingrained in HBB’s culture and are guided by research driven consumer needs. For the past three years, the Company introduced an average of 85 new product platforms per year. HBB typically generates approximately 30% of its revenue from products that are less than three years old. HBB plans to continue its strong focus on new products as a key strategy to drive revenue growth in the coming years, with an increased emphasis on new categories and higher priced products.
To further strengthen its core business as well as drive growth in new business areas, HBB is investing in six Strategic Initiatives. Over time, these initiatives are expected to significantly enhance HBB’s market position and financial performance and thereby increase long-term shareholder value.
Hamilton Beach Brands Strategic Initiatives:

1.	Establish a leading share of the “Only-the Best” segment of the small kitchen appliance market.

2.	Enhance the Company’s leadership position in the ecommerce channel globally.

3.	Expand the Company’s Global Commercial leadership position.

4.	Enter new emerging markets.

5.	Enter new categories that leverage the Company’s strong sourcing and distribution capabilities.

6.	Acquire companies that meet strategic criteria.
The Company believes that its investments in these Strategic Initiatives will contribute significantly to the achievement of its long-term financial objectives. HBB’s goal is to reach $750 million to $1 billion in annual revenue and 9% to 10% operating profit margin over time. HBB expects to generate results within these ranges by increasing revenue and leveraging its current infrastructure. The Company's objective is to achieve these goals over the next few years; however, some of the initiatives are more developed, while others will take more time to come to fruition, and the Company may adjust certain initiatives based on changes in the market and competitive environment. Organic growth of 4% to 5% annually would reach the lower end of the target revenue range in four to five years. Acquisitions could accelerate the progress and the Company is committed to increasing its focus on acquisition opportunities while continuing with a disciplined approach regarding the right fit at the right valuation. The operating profit goal would be achieved at a level closer to $1 billion if the Company holds gross margin in line with historical levels. Expanding gross margin by 200 basis points would achieve the goal with revenue closer to $750 million. The progress and plans for each Strategic Initiative are outlined below.
Establish a leading share of the “Only-the-Best” segment of the small kitchen appliance market: Within the U.S. small kitchen appliance industry, premium or the “Only-the-Best” (OTB) products account for approximately one-third of annual sales. HBB was not a participant in this part of the industry until 2014, when the Company began to build what is now a strong OTB portfolio. Today, the Company’s OTB brands include its owned brands of Hamilton Beach® Professional, which leverages the Company’s commercial product expertise, and Weston®, a provider of field-to-table and farm-to-table food preparation equipment, and its licensed brands of Wolf Gourmet® countertop appliances and CHI® premium garment care products. In 2019, HBB began selling the Bartesian® premium cocktail delivery system through an exclusive multi-year agreement. In 2019, the Company’s OTB revenue grew 7.4% and accounted for 9% of the Company’s total revenue. This followed growth of 40% in 2018, which included the first full year of revenue from the CHI® line, which was launched in late 2017. Looking ahead, continued growth will be driven by new products and expanded distribution, including the ecommerce channel where a high percentage of OTB products are purchased. HBB plans to enter virtually every meaningful OTB category with its existing brands, and potentially other brands, to further increase its share of this important market. Over the next five years, HBB is pursuing a significant increase in its current share of the OTB market by targeting a double digit compound annual growth rate over the next several years.
Enhance the Company’s leadership position in the ecommerce channel globally: The ecommerce channel represents a very strong and fast growing part of the Company’s business as time-constrained and price-sensitive consumers are increasingly attracted to the convenience of online shopping. HBB focused on this channel early and has invested in the infrastructure needed to facilitate online sales and growth. Today, in the U.S. small kitchen appliance industry, Hamilton Beach is the number one brand in units in the ecommerce channel. The Company’s products generally earn favorable reviews and ratings of four stars and above. HBB's global ecommerce sales grew 27% in 2019 and accounted for 25% of total revenue. HBB believes it is well positioned to leverage its leading position and capabilities in the ecommerce channel as its growth accelerates. Additionally, sales of commercial appliances through the ecommerce channel, while lower as a percentage of revenue compared to consumer products, are becoming more significant.
Expand the Company’s Global Commercial leadership position: HBB is expanding its leading position in the global commercial small appliance market. The Company’s commercial products generally sell at higher prices and higher margins than most of its consumer products. Since 2010, HBB’s Global Commercial products have achieved a compound annual growth rate of more than 5%. The key elements of growth have included a strong experienced team, expansion of HBB’s high-performance blender and mixing product line, and further expansion into new categories and price points. In 2019, HBB’s commercial revenue decreased modestly, mostly due to the unfavorable impact of tariffs on the U.S. business, and accounted for 8% of total revenue. The international food service business grew in 2019, reflecting the impact of several major wins with restaurant customers. HBB believes its Global Commercial business will return to annual revenue growth rates of greater than 5% moving forward, as the Company builds on the new business obtained in 2019 and the anticipated closure of some large pending opportunities. HBB has increased the resources dedicated to this initiative, with a goal to further accelerate the annual growth rate to more than 10% over time. In the next few years, HBB expects to see particularly strong sales generated by global and regional food service and hotel chains and by emerging chains in the Asia-Pacific region.
Enter new emerging markets: HBB has been a leading industry participant in Canada and Mexico, and parts of Latin America, for many years. More recently, HBB has expanded selectively into several emerging markets, including Brazil, China and India, where consumers have increasing purchasing power and are just beginning to establish brand preferences. While expanding into emerging markets can be challenging due to the complexity and differing characteristics of distribution channels and local consumer desires, as well as a complex web of agency approvals and voltage differences, HBB is taking a thoughtful and targeted approach to capture specific key opportunities. Additionally, HBB is selectively selling into Europe, the Middle East and Asia. HBB licenses brands in South Korea and other markets. While HBB’s international markets generated a compound annual growth rate of more than 5% for the years 2013-2018, in 2019 the Company experienced a modest downturn. Sales were flat to down in most markets. Revenue generated in international markets accounted for 24% of total revenue in 2019. HBB expects a return to growth in international revenue in 2020 and believes there is potential to deliver significant international revenue growth in future years. Focus on the ecommerce channel will support HBB’s efforts to increase the role of international sales in its portfolio.
Enter new categories that leverage the Company’s strong sourcing and distribution capabilities: HBB has expanded outside of the traditional small kitchen appliance market where it has identified opportunities to leverage its branding, sourcing, distribution and ecommerce expertise. The ecommerce channel enables HBB to introduce new products quickly and relatively inexpensively and to react on a timely basis to consumer responses to new offerings. For example, the oral care category has a large and growing presence in the ecommerce channel and HBB introduced a sonic rechargeable toothbrush under the new BrightlineTM brand name in 2019. HBB plans to introduce additional categories and products and will invest more in those new categories that gain strong traction. This initiative is in its early stages and HBB believes it can deliver significant long-term growth.
Acquire companies that meet strategic criteria: HBB’s target profile for acquisitions includes both consumer and commercial businesses with a competitive position, a strong brand or channel presence and the potential to enter new product categories. A bolt-on acquisition with revenue in the $50 million to $100 million range, or potentially two or three smaller acquisitions totaling up to that range, could accelerate HBB’s progress in achieving its long-term revenue objectives. HBB is disciplined and seeks acquisitions that are value creating and accretive.
HBB believes in investing for the long term and has made significant commitments to people, products and processes to support the Strategic Initiatives. Many of the initiatives have gained strong traction and have generated above-market revenue growth. HBB expects to increase returns over the next several years as the initiatives achieve higher levels of maturity and the Company focuses on its growing brand portfolio, introduces new products, expands distribution channels and leverages its current cost structure. A low debt level positions the Company for many forms of investing in growth. HBB is an asset light business, with a relatively low level of capital investment, and the potential to generate strong free cash flow and strong return on total capital employed, which has generally been high relative to industry standards. The Company plans to continue its long standing focus on a strong balance sheet, financial flexibility and historically strong cash flow generation as it works to build long-term shareholder value.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, February 27, 2020 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 9492477, or over the internet through Hamilton Beach Brands Holding

Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available on the Company website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston® field-to-table and farm-to-table food preparation equipment, TrueAir® air purifiers, and BrightlineTM sonic rechargeable toothbrushes. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances and CHI® premium garment care products. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach Brands buys, operates and/or sells products, (8) the impact of tariffs on customer purchasing patterns, (9) product liability, regulatory actions or other litigation, warranty claims or returns of products, (10) customer acceptance of, changes in costs of, or delays in the development of new products, (11) increased competition, including consolidation within the industry, (12) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach Brands products, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (14) risks associated with the wind down of Kitchen Collection including unexpected costs, contingent liabilities and the potential disruption of our other businesses, (15) the unpredictable nature of the coronavirus and its potential impact on our business, and (16) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2019.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
	(In thousands, except per share data)
Revenue	$207,085	$198,981	$612,843	$629,710
Cost of sales	162,173	157,419	483,298	492,195
Gross profit	44,912	41,562	129,545	137,515
Selling, general and administrative expenses	19,054	23,677	91,302	97,964
Amortization of intangible assets	341	345	1,377	1,381
Operating profit	25,517	17,540	36,866	38,170
Interest expense, net	767	711	2,975	2,916
Other expense (income), net	(710)	573	(502)	293
Income from continuing operations before income taxes	25,460	16,256	34,393	34,961
Income tax expense	6,066	3,595	9,315	7,816
Net income from continuing operations	19,394	12,661	25,078	27,145
Income (loss) from discontinued operations, net of tax	(20,608)	2,371	(28,600)	(5,361)
Net income (loss)	$(1,214)	$15,032	$(3,522)	$21,784

Basic and diluted earnings (loss) per share:
Continuing operations	$1.43	0.93	$1.83	1.98
Discontinued operations	(1.52)	0.17	(2.09)	(0.39)
Basic and diluted earnings (loss) per share	$(0.09)	1.10	$(0.26)	1.59

Basic weighted average shares outstanding	13,518	13,714	13,690	13,699
Diluted weighted average shares outstanding	13,625	13,844	13,726	13,731

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31
	2019	2018
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$2,142	$4,420
Trade receivables, net	113,781	100,821
Inventory	109,621	122,697
Prepaid expenses and other current assets	23,102	22,332
Current assets of discontinued operations	5,383	27,879
Total current assets	254,029	278,149
Property, plant and equipment, net	22,324	20,842
Goodwill	6,253	6,253
Other intangible assets, net	3,141	4,519
Deferred income taxes	3,853	5,518
Deferred costs	10,941	7,868
Other non-current assets	2,085	2,672
Non-current assets of discontinued operations	614	4,606
Total assets	$303,240	$330,427
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$111,117	$119,264
Accounts payable to NACCO Industries, Inc.	496	2,416
Revolving credit agreements	23,497	11,624
Accrued compensation	14,277	15,525
Accrued product returns	8,697	10,698
Other current liabilities	12,873	24,554
Current liabilities of discontinued operations	29,723	22,820
Total current liabilities	200,680	206,901
Revolving credit agreements	35,000	35,000
Other long-term liabilities	12,501	21,128
Non-current liabilities of discontinued operations	—	1,960
Total liabilities	248,181	264,989
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—
Class A Common stock, par value $0.01 per share; 9,805 and 9,291 shares issued as of December 31, 2019 and 2018, respectively	98	93
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis; 4,076 and 4,422 shares issued as of December 31, 2019 and 2018, respectively	41	44
Capital in excess of par value	54,344	51,714
Treasury stock	(5,960)	—
Retained earnings	22,524	30,897
Accumulated other comprehensive loss	(15,988)	(17,310)
Total stockholders’ equity	55,059	65,438
Total liabilities and stockholders' equity	$303,240	$330,427

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2019	2018	2017
	(In thousands)
Operating activities
Net income from continuing operations	$25,078	$27,145	$20,130
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	4,002	4,277	4,072
Deferred income taxes	3,248	5,185	4,107
Stock compensation expense	2,632	3,618	323
Other	471	868	(1,167)
Net changes in operating assets and liabilities:
Affiliate payable	(1,920)	(5,300)	866
Trade receivables	(25,586)	16,298	(8,442)
Inventory	13,756	(12,308)	(16,485)
Other assets	(3,121)	(10,509)	(1,960)
Accounts payable	(7,257)	(7,756)	25,009
Other liabilities	(11,101)	(4,195)	1,850
Net cash provided by operating activities from continuing operations	202	17,323	28,303
Investing activities
Expenditures for property, plant and equipment	(4,122)	(7,759)	(6,198)
Other	—	—	21
Net cash used for investing activities from continuing operations	(4,122)	(7,759)	(6,177)
Financing activities
Net additions (reductions) to revolving credit agreements	11,873	(4,597)	12,630
Purchase of treasury stock	(5,960)	—	—
Cash dividends paid	(4,851)	(4,658)	(1,162)
Cash dividends to NACCO Industries, Inc.	—	—	(38,000)
Net cash provided by (used for) financing activities from continuing operations	1,062	(9,255)	(26,532)
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	3,953	(5,499)	5,137
Net cash provided by (used for) investing activities from discontinued operations	585	(305)	(1,176)
Net cash used for financing activities from discontinued operations	(103)	—	(70)
Cash provided by (used for) discontinued operations	4,435	(5,804)	3,891
Effect of exchange rate changes on cash	(765)	941	81
Cash and Cash Equivalents
(Decrease) increase for the year from continuing operations	(3,623)	1,250	(4,325)
Increase (decrease) for the year from discontinued operations	4,435	(5,804)	3,891
Balance at the beginning of the year	6,352	10,906	11,340
Balance at the end of the year	$7,164	$6,352	$10,906